Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-191765) pertaining to the Marriott Vacations Worldwide Corporation Deferred Compensation Plan, and

2)	Registration Statement (Form S-8 No. 333-177798) pertaining to the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan;

of our reports dated February 27, 2014, with respect to the consolidated financial statements of Marriott Vacations Worldwide Corporation and the effectiveness of internal control over financial reporting of Marriott Vacations Worldwide Corporation included in this Annual Report (Form 10-K) of Marriott Vacations Worldwide Corporation for the fiscal year ended January 3, 2014.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida

February 27, 2014